UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Exchange Act of 1934

Date of Report (Date of earliest event reported) March 25, 2015

SIMMONS FIRST NATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Arkansas	0-6253	71-0407808
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

501 Main Street, Pine Bluff, Arkansas		71601
(Address of principal executive offices)		(Zip Code)

(870) 541-1000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(d) On Wednesday, March 25, 2015, Simmons First National Corporation Board of Directors approved the appointment of Mark C. Doramus, Christopher R. Kirkland and Joseph D. Porter as directors of the Company. Mr. Doramus was appointed to the Compensation Committee and the Risk Committee. Mr. Doramus is Chief Financial Officer of Stephens Inc., an independent financial services firm headquartered in Little Rock, Arkansas. He joined Stephens Inc., in 1988 and worked in the corporate finance department prior to becoming Assistant to the President in 1994 and subsequently being named Chief Financial Officer in 1996.

Mr. Doramus is a graduate of Rhodes College in Memphis, Tennessee where he received his undergraduate degree in economics and business. He received his master’s degree in real estate and regional science from Southern Methodist University in Dallas, Texas. He began his career in 1980 with Arthur Anderson & Co. in Dallas, where he practiced as a certified public accountant until 1983. He then joined Trammell Crow Company in Dallas, where he worked until joining Stephens Inc. in 1988.

Mr. Kirkland was appointed to the Risk Committee. He serves as Principal of Anchor Investments, a Nashville, Tennessee-based real estate investment company with a strategic focus to acquire, develop and manage commercial properties in the southeast United States.

Prior to forming Anchor Investments, Mr. Kirkland was Managing Partner of Kirkland Properties, which he co-founded in 1994. During that time, he developed his skills as an opportunistic investor in commercial real estate, specializing in the development or redevelopment and management of underperforming real estate assets. He has participated in the acquisition, development, redevelopment, and management of over 1.5 million square feet of commercial space, as well as hundreds of acres of land development.

Mr. Kirkland also has ownership in Kirkland Financial, a Goodlettsville, Tennessee-based residential mortgage investment company and was a founding member of SouthLand Constructors, a commercial contracting company based in Brentwood, Tennessee. He previously served as a director of Union City, Tennessee-based Community First Bancshares, Inc., which was acquired by Simmons First National Corporation in February, 2015, and currently serves as a director of First State Bank, which is an affiliate bank of Simmons First National Corporation and is headquartered in Union City, Tennessee.

Kirkland received his undergraduate degree in economics from the University of Tennessee, Knoxville and his master’s degree from the Owen School at Vanderbilt University in Nashville, Tennessee.

Mr. Porter was appointed to the Risk Committee. Mr. Porter is President of Akin Porter Produce, Inc., a leading distributor of fresh wholesale produce based in Greenfield, Tennessee with operations in Plant City, Florida; Eau Claire, Michigan; Thomasville, Georgia; and Cuerevaca, Mexico. He has more than 35 years of produce broker experience.

Mr. Porter also serves as President of JP Enterprises and Vice President of Moore & Porter Produce. Additionally, he has a farming interest and serves as a director at Innovative Livestock Services. He previously served as a director of Community First Bancshares, Inc., which was acquired by Simmons First National Corporation in February, 2015, and currently serves as a director of First State Bank, which is an affiliate bank of Simmons First National Corporation and is headquartered in Union City, Tennessee.

Mr. Porter attended the University of Tennessee at Martin.

Item 5.05	Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

On March 25, 2015, the Board of Directors of the Company, adopted and approved an amendment to the  Company’s Code of Ethics and its Corporate Governance Principles which became effective immediately upon their adoption. The amendments prohibit a Director from serving on the board of directors of another depository institution or depository institution holding company board without the approval of the Board.

The revised Code of Ethics and the revised Corporate Governance Principles are available for review or download in the Investor Relations section of the Company’s website, www.simmonsfirst.com.

Item 8.01	Other Events.

On March 25, 2015, the Board of Directors of Simmons First National Corporation (the “Company”) appointed J. Burton “Burt” Hicks to the position of Corporate Secretary. Mr. Hicks had served as Assistant Corporate Secretary since May 2014. Susan F. “Susie” Smith, who previously served as Corporate Secretary, will continue in her role as Executive Vice President of Corporate Strategy and Performance.

Mr. Hicks serves as Chief of Staff and Vice President of Mergers & Acquisitions at the Company. Mr. Hicks also serves as Secretary to the Board of Directors of the Company’s bank subsidiary, Simmons First National Bank, and as a member of the Simmons First Foundation Board of Directors.

Prior to joining the Company in April 2014, Mr. Hicks served as a Business Commercialization Associate at Innovate Arkansas, a joint program of Winrock International and the Arkansas Economic Development Commission. Mr. Hicks previously worked at the Company as a Corporate Rotational Analyst, where he spent 2- 3 months working with senior management in various business units of the Company. Mr. Hicks has also worked as an Investment Banking Analyst in the Financial Institutions Group at Bank of America Merrill Lynch in New York, New York.

Mr. Hicks is licensed to practice law in the State of Arkansas and has a Series 63 (Uniform Securities Agent) and a Series 7 (General Securities Representative) license from the Financial Industry Regulatory Authority (“FINRA”). Mr. Hicks is a National Association of Corporate Directors (“NACD”) Governance Fellow, having completed NACD's comprehensive program of study for corporate directors, and is also a member of the Society of Corporate Secretaries and Governance Professionals.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIMMONS FIRST NATIONAL CORPORATION

/s/ Robert A. Fehlman
Date: March 30, 2015	Robert A. Fehlman, Senior Executive Vice President,
Chief Financial Officer and Treasurer